Exhibit 99.1

Joint Filing Agreement

This will confirm the agreement by and among all the undersigned regarding the Statement on Schedule 13D filed on the date hereof and any further amendments thereto with respect to the beneficial ownership by the undersigned of the shares of common stock, par value $0.001 per share, of Telenav, Inc., a Delaware corporation (the “Issuer”), and such other securities of the Issuer that the undersigned may acquire or dispose of from time to time. This agreement is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any further amendments thereto, and for completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning the other parties, unless such party knows or has reason to believe that such information is inaccurate. The undersigned further agree that this agreement shall be included as an Exhibit to such joint filing.

This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on following page.]

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of November 10, 2020.

/s/ H.P. Jin
H.P. Jin

Digital Mobile Venture Limited

By:	/s/ Samuel T. Chen
Name:	Samuel T. Chen
Title:	Director

/s/ Samuel T. Chen
Samuel T. Chen

/s/ Fiona Chang
Fiona Chang

/s/ Yi-Ting Chen
Yi-Ting Chen

/s/ Yi-Chun Chen
Yi-Chun Chen

/s/ Changbin Wang
Changbin Wang

V99, Inc.

By:	/s/ H.P. Jin
Name:	H.P. Jin
Title:	Chief Executive Officer